Exhibit 99.1
NEWS RELEASE
RGC RESOURCES, INC.

Release Date:	August 3, 2015
Contact:	Paul W. Nester
Vice President and CFO
Telephone:	540-777-3837
RGC RESOURCES, INC.
SECOND QUARTER FINANCIAL RESULTS
ROANOKE, Va. (August 3, 2015)—RGC Resources, Inc. (NASDAQ: RGCO) announced consolidated Company earnings of $354,940 or $0.08 per average share outstanding for the quarter ended June 30, 2015. This compares to consolidated earnings of $283,194 or $0.06 per average share outstanding for the quarter ended June 30, 2014. CFO Paul Nester attributed the increase in earnings to improved utility margins from modest customer growth and lower interest expense.
Earnings for the twelve months ending June 30, 2015 were $4,914,323 or $1.04 per share compared to $1.01 per share for the twelve months ended June 30, 2014. Nester attributed the higher year-over-year earnings primarily to slightly higer utility margins and lower interest expense.
RGC Resources, Inc. provides energy and related products and services to customers in Virginia through its operating subsidiaries Roanoke Gas Company, Diversified Energy Company and RGC Ventures of Virginia, Inc.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
Net income for the three months ended June 30, 2015 is not indicative of the results to be expected for the fiscal year ending September 30, 2015 as quarterly earnings are affected by the highly seasonal nature of the business and weather conditions generally result in greater earnings during the winter months. Past performance is not necessarily a predictor of future results.
Summary financial statements for the third quarter and twelve months are as follow:

RGC Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014
Revenues	$10,774,409	$12,024,817	$68,736,361	$73,982,104
Cost of sales	4,812,581	6,303,266	38,687,199	45,044,782
Gross margin	5,961,828	5,721,551	30,049,162	28,937,322
Other operating expenses, net	5,026,752	4,802,903	20,499,522	19,375,024
Interest expense	358,850	456,761	1,591,209	1,834,553
Income before income taxes	576,226	461,887	7,958,431	7,727,745
Income tax expense	221,286	178,693	3,044,108	2,975,879
Net income	$354,940	$283,194	$4,914,323	$4,751,866
Net earnings per share of common stock:
Basic	$0.08	$0.06	$1.04	$1.01
Diluted	$0.07	$0.06	$1.04	$1.01
Cash dividends per common share	$0.1925	$0.1850	$0.7625	$0.7350
Weighted average number of common shares outstanding:
Basic	4,729,428	4,718,068	4,723,796	4,712,665
Diluted	4,732,620	4,718,898	4,727,181	4,712,952

Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,
Assets	2015	2014
Current assets	$15,514,151	$16,840,735
Total property, plant and equipment, net	115,276,089	105,428,322
Other assets	9,687,290	4,581,000
Total Assets	$140,477,530	$126,850,057
Liabilities and Stockholders’ Equity
Current liabilities	$16,741,218	$12,796,377
Long-term debt	30,500,000	28,000,000
Deferred credits and other liabilities	38,572,227	33,641,698
Total Liabilities	85,813,445	74,438,075
Stockholders’ Equity	54,664,085	52,411,982
Total Liabilities and Stockholders’ Equity	$140,477,530	$126,850,057